Exhibit 5.1

633 West 5th Street, Suite 4000
Los Angeles, California 90071

April 21, 2026

AXT, Inc.

4281 Technology Drive

Fremont, California 94538

Re:	AXT, Inc.

Ladies and Gentlemen:

We have acted as counsel to AXT, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated April 21, 2026 (the “Prospectus Supplement”), to the Company’s Registration Statement on Form S-3ASR (File No. 333-295188) filed with the Commission under the Securities Act on April 20, 2026 (the “Registration Statement”), and the related prospectus dated April 20, 2026, included in the Registration Statement, and became effective upon filing (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”) pursuant to Rule 462(e) of the Securities Act, relating to the offering by the Company of 8,560,311 shares (the “Firm Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), and up to 1,284,046 shares of Common Stock (the “Option Shares” and together with the Firm Shares, the “Securities”) subject to an option to purchase additional shares granted to the underwriters of the offering. The Securities are being sold to the Underwriters (as defined below) pursuant to that certain underwriting agreement, dated April 21, 2026 (the “Underwriting Agreement”), by and between the Company and Northland Securities, Inc. as representative of the several underwriters listed on Schedule 1 thereto (collectively, the “Underwriters”).

For purposes of rendering the opinion set forth below, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion including (i) the Registration Statement, including the exhibits filed therewith, (ii) the Prospectus, (iii) the Company’s restated certificate of incorporation, as amended and as currently in effect, (iv) the Company’s second amended and restated bylaws, as amended and as currently in effect, (v) the corporate minutes and other actions of the Company, and the originals or copies of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

ARIZONA ● CALIFORNIA ● COLORADO ● CONNECTICUT ● DELAWARE ● FLORIDA ● GEORGIA ● ILLINOIS ● INDIANA ● KANSAS ● KENTUCKY ● LOUISIANA MARYLAND ● MASSACHUSETTS ● MINNESOTA ● MISSISSIPPI ● MISSOURI ● NEVADA ● NEW JERSEY ● NEW MEXICO ● NEW YORK ● NORTH CAROLINA OHIO ● OREGON ● PENNSYLVANIA ● RHODE ISLAND ● TENNESSEE ● TEXAS ● UTAH ● VIRGINIA ● WASHINGTON ● WASHINGTON D.C. ● WEST VIRGINIA

AXT, Inc.

April 21, 2026

In addition, in rendering this opinion we have assumed: (A) the genuineness and authenticity of all signatures on original documents; (B) the genuineness and authenticity of all documents submitted to us as originals; (C) the conformity to originals of all documents submitted to us as copies; (D) the accuracy, completeness and authenticity of certificates of public officials; and (E) the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company) and have not sought independently to verify such matters.

We express no opinions other than as specifically set forth herein. We are opining solely on all applicable statutory provisions of the General Corporation Law of the State of Delaware and express no opinion with respect to the laws of any other jurisdiction. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, the Securities have been duly authorized and,  when issued and sold against payment therefor in accordance with the Underwriting Agreement and as described in the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Form 8-K being filed in connection with the entry into the Underwriting Agreement and to any and all references to our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Lewis Brisbois Bisgaard & Smith LLP

LEWIS BRISBOIS BISGAARD & SMITH LLP

LEWIS BRISBOIS BISGAARD & SMITH LLP

www.lewisbrisbois.com